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                      October 22, 2021

       R. Steven Hicks
       Chief Executive Officer
       Capstar Special Purpose Acquisition Corp.
       405 West 14th Street
       Austin, Texas 78701

                                                        Re: Capstar Special
Purpose Acquisition Corp.
                                                            Form 10-K/A for the
fiscal year ended December 31, 2020
                                                            Filed July 8, 2021
                                                            File No. 001-39362

       Dear Mr. Hicks:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Life Sciences